709094014                  FILED
                                                       April 4 1989


                             ARTICLES OF INCORPORATION
                                       OF
                             HEAVENLY SLENDER SWEETS, INC.

We, the undersigned, natural persons being more than twenty-one years of age, acting as incorporators of a Corporation pursuant to the requirements of the General Corporation Law of the State of Delaware, do hereby adopt the following Articles of Incorporation for such Corporation.

                                     ARTICLE I
                                       NAME

The name of the Corporation hereby created shall be:

                           HEAVENLY SLENDER SWEETS, INC.

                                     ARTICLE II
                                      DURATION

The Corporation shall continue in existence perpetually unless sooner dissolved according to the law.

                                  ARTICLE III
                                     PURPOSE

The purposes for which the Corporation is organized are:

1. To distribute and sell a broad line of low calorie, low fat, salt free soft "ice cream" like products in the United States and Canada.

2.     To do any other lawful business.

                                ARTICLE IV
                              CAPITALIZATION

The aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) common voting shares with a par value of One Mil ($0.001) per share, and Ten Million (1,000,000)
Preferred non-voting shares with a par value of Ten Cents ($.10) per share.

                                ARTICLE V.
                              PAID-IN CAPITAL

The Corporation shall not commence business until consideration of a value of at least One Thousand ($1,000.00) Dollars has been received by it as consideration for the issuance of its shares.

                                 ARTICLE VI
                             PRE-EMPTIVE RIGHTS

No holder of shares of the Corporation of any class now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, nor or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation. The Board of Directors of the Corporation shall have the right to issue the authorized shares of this Corporation at such time and upon such terms and conditions and for such consideration as the Board of Directors shall determine.

                               ARTICLE VII
                      OFFICERS AND DIRECTORS' CONTRACTS

No contract or other transaction between this Corporation and any other firm or corporation shall be affected by the fact that a director or officer of this Corporation has an interest in, or is a director or officer of such firm or other corporation. Any Officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of this Corporation or any transaction in which the Corporation is a party or has an interest. Each person who is now or may become an officer or a director of the Corporation is hereby relieved from liability that might otherwise obtain in the event that such officer or director contracts with this Corporation for the benefit of himself or any firm or other corporation in which he may have an interest, provided such officer or director acts in good faith.

                             ARTICLE VIII
                       REGISTERED AGENT AND OFFICE

The name and address of the initial registered agent shall be:

Incorporating Services, Ltd.
15 East North Street, County of Kent
Dover, Delaware 19903

Incorporating Services, Ltd. hereby accepts the appointment as the registered agent for Heavenly Slender Sweets, Inc.

The initial address and office of the Corporation is:

Incorporating Services, Ltd.
15 East North Street, County of Kent
Dover, Delaware 19903

                             ARTICLE IX
                             DIRECTORS

The internal affairs of the Corporation shall be managed by a Board of Directors which shall have not less than three (3) nor more than nine (9) directors, as determined from time to time by the Board of Directors.
The original Board of Directors shall be comprised of three (3) persons. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders and until their successors are elected and shall qualify are as follows:

Duncan McGregor
2710 East Regal Park Drive
Anaheim, California 92806

Steve Burke
33 New Montgomery Street
San Franscisco, California 94104

Linaya Hume
5003 102nd Lane N.E.
Kirkland, WA 98033

                                   ARTICLE X
                                 INCORPORATORS

The name and addresses of the incorporators are:

Duncan McGregor
2710 East Regal Park Drive
Anaheim, California 92806

Steve Burke
33 New Montgomery Street
San Franscisco, CA 94104

Linaya Hume
5003 102nd Lane N.E.
Kirkland, WA 98033

                                  ARTICLE XI
                                   PROPERTY

The private property of the stockholders, directors and officers shall not be subject to the payment of corporate debts to any extent whatever.

IN WITNESS WHEREOF the undersigned, being the persons named herein as the initial incorporators and directors have executed these Articles of Incorporation and certify to the truth of the facts herein stated this 26th day of January, 1989.

/s/ Duncan McGregor
--------------------
Duncan McGregor

/s/ Linaya Hume
-------------------
Linaya Hume

/s/Steve Burke
------------------
Steve Burke


STATE OF CALIFORNIA
SS:
COUNTY OF

On this 23rd day of January, 1989, personally appeared before me, Steve Burke signer of the foregoing Articles of Incorporation who stated the same.

/s/Evelyn Katzeff
---------------------

NOTARY PUBLIC, Residing
at:  San Franscisco, CA

My Commission Expires:  1991